                                                                EXHIBIT 10.104

                      SPECTRAN SPECIALTY OPTICS COMPANY
                               150 Fisher Drive
                         Avon, Connecticut 06001-1260


                                                        April 18, 1996

William B. Beck
SpecTran Specialty Optics Company
150 Fisher Drive
P.O. Box 1260
Avon, CT 06001


Dear Bill:

        It has come to my attention that the Agreement executed as of February 18, 1994 between you and SpecTran Specialty Optics Company (the "Corporation" or "SSOC") has expired, which was not our intent. We want to ensure that the Employment Agreement remains effective, provide a mechanism for its automatic regular renewal and make certain clarifying amendments.

        As such we would like to agree on certain modifications to the original agreement as described below, which SSOC and yourself would do by signing this letter:

        1. Your Employment Agreement will be deemed never to have elapsed and to have been renewed from February 19, 1995 for an additional two year period. Further, the next to last sentence of Article 1 of your Employment Agreement, which presently reads "The Base Term may be extended for successive one-year periods, upon terms mutually agreed to by the parties, subject to prior termination in accordance with the provisions of Article 12 hereof.", is hereby deleted and replaced with the following sentence: "The Base Term shall be automatically extended for successive one-year periods unless either party provides notice to the other to the contrary at least five (5) business days prior to the end of the Base Term or any extension thereof, subject to prior termination in accordance with the provisions of Article 12 hereof."

        2. In Article 5 of your Employment Agreement on page 6, line number 5 from the top, after the word "Corporation" and before the "," insert "and/or its Affiliates".

        3. Article 9(b) of your Employment Agreement will be amended by the addition of the following at the end thereof:

        "For example, if a disability benefit is available under a program referred to in Article 9(a) above and it provides the same or greater benefit than provided in Article 7 hereof, then no benefit will be paid out under Article 7 hereof. If a disability benefit available under Article 9(a) above is less than that provided in Article 7 hereof, then supplemental payments would be available under Article 7 hereof to the extent that the total of the payments would equal the aggregated benefits provided by Article 7."

     4. For the purposes of Article 10 of your Employment Agreement, the phrase "the Corporation" shall mean the Corporation and its Affiliates.

     5. The last sentence of Article 10, which presently reads "In the event that Executive violates any provision of this Article 10, then in addition to any other remedies available to the Corporation, the Corporation shall have the right immediately to terminate any payments or benefits provided or to be provided to Executive under this Agreement," is hereby deleted and replaced with the following sentence: "In the event that Executive violates any provision of this Article 10 or of Article 5, then in addition to any other remedies available to the Corporation (which can include obtaining injunctive relief as the parties acknowledge that irreparable damage not compensable by money can result), the Corporation shall have the right immediately to terminate any payments or benefits provided or to be provided to Executive under this Agreement.

     6. An additional sentence shall be added at the end of Article 12(c) of your Employment Agreement as follows: "Nonetheless, the Corporation may notify Executive that it wishes Executive not to compete and to be available as a consultant in accordance with and for the compensation set out in Article 10."

     7. Article 3(b)(ii) of your Employment Agreement will be replaced in its entirety by the following: (ii) Executive will participate in the Key Employee Incentive Plan established by the Corporation or related transition or successor plans.

     If you are in agreement to these amendments to your Employment Agreement as mentioned above, please countersign in the space provided below both copies of this letter. Please retain one for your files and return the other to me. A conformed copy of your employment agreement will then be generated and provided to you and to us by counsel for ease of reference. Thank you very much.

                                         Sincerely yours,

                                         /s/ Glenn E. Moore

                                         Glenn E. Moore, Chief Executive Officer
                                         SpecTran Specialty Optics Company

AGREED

/s/ William B. Beck         4/18/96
-----------------------------------
William B. Beck